Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated November 18, 2010

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated November 18, 2010

JPMorgan Chase
270 Park Avenue, New York, NY 10017-2070                JPMorgan Chase and Co.
NYSE symbol: JPM
www.jpmorganchase.com
--------------------------------------------------------------------------------
Release: IMMEDIATE

   JPMorgan Chase and Co. Declares Quarterly Coupon on Alerian MLP Index ETN

New York, November 18, 2010 - JPMorgan Chase and Co. announced today the quarterly coupon amount for the Alerian MLP Index ETN (NYSE Arca: AMJ). The table below summarizes the coupon amount for the Alerian MLP Index ETN (the
"Notes").

-----------------------------------------------------------------------------------------
NYSE                                                                     Coupon
Arca    Registered  Declaration                                          Amount1  Current
Ticker  Issue Name  Date         Ex-Date      Record Date  Payment Date  per Note Yield2
-----------------------------------------------------------------------------------------
AMJ     Alerian MLP November 18, November 24, November 29, December 7,   $0.4522  5.0%
        Index ETN   2010         2010         2010         2010
-----------------------------------------------------------------------------------------

1) As defined in Amendment No. 8 to Pricing Supplement no. 152, dated October
11, 2010, for the Notes.

2) "Current Yield" equals the current Coupon Amount annualized and divided by the closing price of the Notes on November 16, 2010, and rounded to one decimal place for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the Notes.

The Notes are senior, unsecured obligations of JPMorgan Chase and Co.

About JPMorgan Chase and Co.

JPMorgan Chase and Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small businesses and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average,
JPMorgan Chase and Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan

and Chase brands. Information about JPMorgan Chase and Co. is available at
www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering.

You may get these documents without cost by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, JPMorganChase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the product supplement and the pricing supplement if you so request by calling toll-free 800-576-3529.

                                     # # #